For more information, please contact:
AmTrust Financial Services, Inc.
Hilly Gross	Ronald E. Pipoly, Jr
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
February 1, 2007

AmTrust Financial Services, Inc. Provides Financing for Acquisition of Warrantech Corporation

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that it has partnered with H.I.G. Capital, a Miami-based private equity firm, to finance the acquisition by H.I.G. Capital of Warrantech Corporation (“Warrantech”) in a cash merger.

Headquartered in Bedford, Texas, Warrantech is an independent developer, marketer and third party administrator of service contracts and after-market warranties primarily for the motor vehicle and consumer products industries. AmTrust Financial currently provides insurance coverage for Warrantech’s consumer product programs.

Barry Zyskind, President and Chief Executive Officer, stated “Our participation in this transaction should enhance our ability to grow our Specialty Risk and Extended Warranty Business. Our relationship with a third party administrator provides us with direct accessibility to, and control of, the type of warranty business we wish to write.”

H.I.G. Capital is a private equity and venture capital investment firm with more than $3 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, and San Francisco, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed manufacturing or service businesses.

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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